EXHIBIT 6(g)

ASSET MANAGEMENT AGREEMENT

(Apex at South Creek)

THIS ASSET MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of the 18th day of November 2022 (the “Effective Date”) between APEX SOUTH CREEK LEASECO, LLC, a Delaware limited liability company (the “Master Tenant”), and VERSITY INVEST, LLC, a Delaware limited liability company (the “Asset Manager”).

RECITALS

A. Apex South Creek, DST, a Delaware statutory trust (the “Owner”), owns the residential aparlinent community known as Apex at South Creek located at 3060 Southcreek Boulevard, Orlaodo, Florida 32824 (the “Property”).

B. Master Tenant has entered into that certain Master Lease dated as of the date hereof with Owner pursuant to which Master Tenant leases the Property from Owner.

C. Master Tenant has also entered into that certain Property Management Agreement dated as of the date hereof with Book aod Ladder, LLC, a California limited liability company (“Property Manager”), pursuant to which Property Maoager provides property maoagement services to Master Tenant and maoages the day-to-day operation of the Property.

D. Master Tenant desires to obtain the assistance and services of Asset Manager and of Asset Manager’s organization to oversee the Property Manager and to provide asset management services for the Property.

NOW THEREFORE, in consideration of the mutual covenants herein contained said parties agree as follows:

WITNESSETH

1. Appointment of Asset Manager. Master Tenant hereby engages aod appoints Asset Manager as the asset manager of the Property to oversee the Property Manager and to provide direction to the Property Manager on behalf of the Master Tenant with respect to the operation and management of the Property, upon the conditions and for the term and compensation herein set forth, and as directed by the Master Tenant.

2. Term.

(a) This Agreement shall be effective as of the date hereof and unless sooner canceled as provided herein, shall continue in full force and effect until terminated by either party, as allowed within this Agreement.

(b) Either party may cancel this Agreement in the event of any material breach by the other party hereunder which continues for a period of ten (10) days after written notice from the non-breaching party. Master Tenaot may immediately terminate this Agreement in the event of gross negligence or willful misconduct in the discharge of Asset Manager’s duties hereunder. If a petition in bankruptcy is filed by or against the Asset Manager or if the Asset Manager makes ao assignment for the benefit of creditors or takes advantage of any insolvency statute or proceeding, then the Master Tenant may immediately cancel this Agreement without notice to the Asset Manager. Notwithstanding the foregoing, the Master Tenaot may terminate this Agreement, for any reason whatsoever, upon thirty (30) days prior written notice in its sole and absolute discretion.

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3. Acceptance of Appointment. Asset Manager hereby accepts such appoinlinent and agrees to oversee the Property Maoager in accordance with the terms of this Agreement, and, without limiting the generality of the foregoing, Asset Manager agrees to perform and Master Tenant hereby expressly authorizes and empowers Asset Maoager to perfonn the following duties, in each case subject to the approval of the Master Tenant and subject to the requirements of any lender who holds a first lien secured by the Property (the “Lender”):

(a) To oversee the work of the Property Manager with respect to the Property;

(b) To review and make recommendations to the Master Tenant with respect to all operating budgets prepared by the Property Manager for the Property and any and all non-budgeted expenditures for the Property;

(c) To review and make recommendations to the Master Tenant with respect to all capital budgets for the Property and any and all non-budgeted capital expenditures for the Property;

(d) To review marketing and leasing recommendations of the Property Manager and to recommend to the Master Tenant the acceptance or modification of such recommendations;

(e) To review and make recommendations to the Master Tenant with respect to all insurance policies maintained by Property Manager covering the Property or the activities of the Property Manager and to recommend to the Master Tenant insurance coverages to be maintained by the Property that are not otherwise maintained by Property Manager;

(f) To review and make recommendations to the Master Tenant concerning all reports prepared by the Property Manager and relating to the Property; and

(g) To interface with the Property Manager on behalf of the Master Tenant to implement actions recommended by the Asset Manager and approved by the Master Tenant and to otherwise take actions with respect to the Property that would typically be taken by the Master Tenant, in all instances subject to the approval of the Master Tenant and, ifrequired by the terms of the Loan Documents, the Lender.

4. Indemnification.

(a) Asset Manager’s Indemnity. To the maximum extent permitted by law, Asset Manager shall indemnify, hold harmless, protect and defend Master Tenant and Owner and their respective officers, directors, shareholders, partners, trustees, members, employees, or agents, and all others who could be liable for the obligations of any of them, from and against any and all claims, demands, actions, fines, penalties, liabilities, losses, taxes, damages (with such damages being limited to actual damages and not consequential damages), costs, injuries and expenses claimed by third parties (including, without limitation, actual attorneys’, consultants’ and expert witness’ fees and costs at the pre-tail, trial, and appellate levels) (collectively, “Damages”) in any manoer referred to, arising out of or resulting from:

(i) Default. Any default of Asset Manager to perform its obligations under this Agreement;

( )  authority under this Agreement; Scope of Authority. Any acts of Asset Manager beyond the scope of its

(ii) Negligence. Any gross negligence, willful misconduct or fraud of Asset Manager or any agent or employee of Asset Manager; or

(iii) Litigation. Disputes with Asset Manager’s employees for worker’s compensation (to the extent not covered by insurance), discrimination or wrongful termination, including legal fees and other expenses in cmmection therewith.

(b) Master Tenant’s Indemnity. To the maximum extent pennitted by law, Master Tenant shall indemnify, hold harmless, protect and defend Asset Manager and its officers, directors, employees, agents, contractors and all others who could be liable for the obligations of Asset Manager from and against any and all Damages in any manner related to, arising out of or resulting from Asset Manager’s performance of services which are both (a) within the scope of Asset Manager’s authority under this Agreement, and (b) not within the scope of Asset Manager’s indemnity set forth in this Section 4.

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(c) Waiver of Subrogation. Each party shall obtain waivers of subrogation with respect to claims against the other party for damage to its property and waives any claims it might have against the other party as a result of any such damage.

(d) Interpretation. The rights and obligations of indemnity described in this Section 4 shall not be exclusive and shall be in addition to such other rights and obligations as may be otherwise available to either party at law or in equity.

(e) Survival. The provisions of this Section 4 shall survive the expiration or sooner termination of this Agreement.

(f) Non-Reimbursable Costs. The following expenses or costs incurred by or on behalf of Asset Manager in connection with the management and leasing of the Property shall be at the sole cost and expense of Asset Manager and shall not be reimbursed by the Master Tenant: (i) costs attributable to losses arising from negligence, fraud or willful misconduct on the part of the Asset Manager, Asset Manager’s associates or employees; (ii) the cost of insurance purchased by the Asset Manager for its own account; and (iii) Asset Manager’s cost of overhead, salaries and other items except as expressly provided herein.

5. Compensation of Asset Manager. Master Tenant agrees to pay to Asset Manager, as compensation for the services performed by the Asset Manager pursuant to this Agreement, the amounts stipulated in Schedule 1 hereto. Except as provided in Schedule 1 and except as otherwise provided in this Agreement, no other management fees, or other fees or amounts, no matter how designated, shall be payable by Master Tenant to Asset Manager. Without limiting the foregoing, no compensation shall be paid on receipts arising out of the settlement of fire losses or out of receipt of security deposits. All compensation due to Asset Manager under this Agreement is, and shall remain, fully subject and subordinate to the rights of the Lender under any and all documents (collectively, the “Loan Documents”) governing the loan made by Lender and secured by a lien on the Property (the “Loan”). No compensation shall be paid to the Asset Manager at any time when there exists an uncured default under any of the Loan Documents.

6. Termination. In the event of the termination of this Agreement:

(a) All records pertaining to the operation of the Property, together with any other property of Master Tenant in Asset Manager’s possession, shall immediately be delivered to Master Tenant or its representative authorized to receive the same, and Master Tenant’s rights to all of such records shall be independent of any obligation of Master Tenant under this Agreement;

(b) Asset Manager’s right to compensation shall immediately cease, except that any compensation payable with respect to rentals already collected by Manager for the month in which this Agreement is terminated and any other amounts payable hereunder to Asset Manager and properly due, may be deducted before such rents are paid to Master Tenant; and

(c) The relationship created hereby shall immediately cease and terminate.

7. Notices. Any notices relating to this Agreement shall be given in writing and shall be deemed sufficiently given and served for all purposes (a) when delivered, if (i) by receipt-confirmed facsimile transmission with the original subsequently delivered by first-class United States mail or other means described herein, (ii) in person, or (iii) by generally recognized overnight courier service, or (b) five days after deposit in the United States mail, certified or registered mail, return receipt requested, postage prepaid, to the respective addresses set forth below, or to such other addresses as the parties may designate from time to time.

Master Tenant:	Apex South Creek LeaseCo, LLC 20 Enterprise, Suite 400 Aliso Viejo, CA 92656 Attention: Legal Department

Asset Manager:	Versity Invest, LLC 20 Ente1prise, Suite 400 Aliso Viejo, CA 92656 Attention: Legal Department

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Either party hereto may, by notice to the other party, change the address to which notices shall be sent. Additionally, Master Tenant may give notice by hand-delivery at the above address

8. Asset Manager’s Authority Limited. Manager’s authority shall be derived wholly from this Agreement. Asset Manager has no authority to act for or represent the Master Tenant except as herein specified. It is understood and agreed that Asset Manager is not the agent of Master Tenant or Owner for the purpose of employing persons on an employer-employee basis. Asset Manager shall observe all laws respecting the employment of persons and shall indemnify and hold harmless Master Tenant and Owner from and against any and all claims, judgments and demands asserted by third parties against Master Tenant or Owner alleging violations of such laws. It is furthermore understood and agreed that nothing in this Agreement is intended to create nor shall be construed to create an employer-employee relationship between Master Tenant and Asset Manager, or Owner and Asset Manager. Asset Manager’s relationship to Master Tenant shall at all times be that of independent contractor.

9. Entire Agreement. This Agreement together with its attached Schedules and Exhibits (if any) constitute the entire agreement between the parties hereto and no modification hereof shall be effective unless made by supplemental agreement, in writing, executed by the parties hereto.

I0. Governing Law. This Agreement shall be governed and construed under the laws of the state of California.

11. Master Tenant’s Consent. Where consent of Master Tenant is herein required, such consent shall be given or denied by such persons as may from time to time be appointed by Master Tenant to serve as its designated representatives.

12. Assignment. Asset Manager shall not assign this Agreement or any interest herein without the prior written consent of Master Tenant, and any attempted assigmnent without such consent shall be void and of no effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

13. Headings. Paragraph titles or captions contained herein are for reference only and shall in no way define, limit or extend the scope of this Agreement.

14. Merger. This Agreement supersedes and renders void any prior understandings or agreements entered into between the parties hereto or any predecessor entity to either of the pruiies hereto regarding the management of the Property.

[signatures on following page]

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IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed and delivered as of the day, month and year first written above.

MASTER TENANT:

APEX SOUTH CREEK LEASECO, LLC, a Delaware limited liability company

By:	Versity Invest, LLC,
a Delaware limited liability company,
Its: Manager

By:
Name:	Tanya Muro
Its:	Manager

ASSET MANAGER

VERSITY INVEST, LLC., a Delaware limited liability company

By:
Name:	Tanya Muro
Its:	Manager

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Schedule 1 to Asset Management Agreement

Compensation

Master Tenant agrees to pay Asset Manager for its services under this Agreement for each month a fee equal to one percent (1.0%) of Gross Revenue. As used herein, the term “Gross Revenue” shall mean all the revenue paid to Master Tenant for use and occupancy of the Property but shall not include receipts arising out of the settlement of casualty losses or out of receipt of security deposits.

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Schedule I

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